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PRESS RELEASE

FOR IMMEDIATE RELEASE

                                              COMPANY CONTACT:
                                              Carol Bernstein
                                              Cabot Microelectronics Corporation
                                              630/375-5461



             MARTIN M. ELLEN TO ASSUME ROLE AT SNAP-ON INCORPORATED

AURORA, ILL., SEPTEMBER 25, 2002 - Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today announced that Martin M. Ellen, its vice president and chief financial officer, will be resigning as of October 25, 2002 to become the senior vice president and chief financial officer of Snap-on Incorporated (NYSE: SNA), a $2 billion global automotive and industrial products and services company. Cabot Microelectronics has already initiated a search for a replacement.

"I am proud of Cabot Microelectronics' solid performance through the global economic and semiconductor industry downturn. The company has a solid management team that has performed well during this difficult economic period, and I continue to be optimistic about Cabot Microelectronics' continued opportunities for growth and value creation for its shareholders. However, I could not turn down this unique opportunity to help lead a $2 billion revenue company in an industry that always has been attractive to me," stated Mr. Ellen. "My ongoing confidence in and commitment to Cabot Microelectronics is perhaps best shown by my decision to remain on board through the close of this fiscal year and preparation for our year-end earnings release at the end of October."



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MARTIN ELLEN ASSUMES ROLE AT SNAP-ON...........................................2

Matthew Neville, Chairman, President and CEO of Cabot Microelectronics, thanked Mr. Ellen for his outstanding contribution to the strategy, growth and financial strength of Cabot Microelectronics. "Marty has been a key player in helping us to refine our strategy, execution and fiscal management through the economic downturn, and improve the rigor with which we manage and expand our business. He leaves us well-positioned for the future, and we wish him well in his new endeavor."

ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. The Company reported fiscal 2001 revenues of $227.2 million. For more information please visit www.cabotcmp.com or call 1-630-499-2600.